Exhibit 99.1

For Immediate Release:	For More Information:
Wednesday, January 23, 2008	Julie S. Ryland, (205) 326-8421

Energen Earns Record $4.28 per Diluted Share in 2007

2009 Earnings Guidance Initiated: Range of $4.45-$4.85 per Diluted Share

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) reported today that its 2007 earnings per diluted share (EPS) increased 15 percent to $4.28, marking the diversified energy company’s sixth straight year of record earnings. Energen also affirmed its 2008 earnings guidance and initiated earnings guidance for 2009 with a range of $4.45-$4.85 per diluted share.

MANAGEMENT COMMENTS

“Our natural gas hedging, strong prices applicable to our unhedged oil and natural gas liquids (NGL) volumes, and accelerated development of our undeveloped reserves combined to generate record earnings at Energen for the sixth straight year,” said Energen Chairman and Chief Executive Officer James T. McManus. “I think it is important to emphasize that we achieved record earnings in 2007 even though prior-year earnings included some 56 cents per diluted share of one-time gains associated with the sale of half of our October 2006 acreage position in Alabama shales to Chesapeake Energy Corporation and a settlement of our Enron bankruptcy claim.

“The expectation that Energen would deliver in 2007 helped generate for shareholders a total return of 38 percent. Over the last five years, Energen’s annualized total return to shareholders is 36 percent a year.

“The just-completed 2007 year also was marked by record production of 98.6 billion cubic feet equivalent (Bcfe) for Energen Resources Corporation, our oil and gas exploration and production company,” McManus said. “Not only did we increase our capital spending to accelerate the production of our undeveloped reserves, but our horizontal drilling activities in the San Juan Basin performed even better than expected. With year-end proved reserves of 1.75 trillion cubic feet equivalent (Tcfe), Energen demonstrated its ability to replace reserves organically by bringing into production its extensive undeveloped reserves.

“Today, we also are pleased to be affirming our earnings guidance for 2008 of $3.95-$4.35 per diluted share and, importantly, initiating our 2009 guidance with a range of $4.45-$4.85 per diluted share,” McManus said. “Approximately 52 percent of our estimated 2009 production is already hedged at NYMEX-equivalent prices of $8.71 per thousand cubic feet (Mcf) of gas and $70.75 per barrel of oil and an NGL price of $1.05 per gallon. Our price assumptions for our unhedged volumes are below strip prices at $8 per Mcf of gas and $80 per barrel of oil, and our assumed NGL price is $1.04 per gallon.

“We are particularly excited about the organic production growth we expect in 2009; this growth is being driven primarily by our accelerated capital investment in 2007 and 2008. Our production estimate for 2009 is 108 Bcfe and reflects a 6 percent increase over our estimated 2008 production of 102 Bcfe.

“Another highlight of 2007 was the seven-year extension of our natural gas utility’s rate-setting methodology,” McManus said. “Rate Stabilization and Equalization has been in place for 25 rate years and has benefited our customers and Alabama Gas Corporation (Alagasco).

“We are proud of the track record we have established at Energen over the last 12 years and very excited about the future,” McManus said. “In addition to effectively executing our base business strategy, we have a number of investment opportunities in the years ahead that could add even more to our excellent growth prospects. These include continued accelerated development of our extensive unproved reserves, property acquisitions, stock repurchases and Alabama shale exploration and development. At year-end 2007, we have a very healthy balance sheet and accumulating cash flows that we can draw upon. These are exciting times for our Company.”

ALABAMA SHALE UPDATE

Energen and Chesapeake Energy have amassed an acreage lease position in multiple shale plays in north and central Alabama of approximately 565,000 acres, with Energen’s net position totaling some 282,500 acres. The first three permits in the planned 5- to 10-well test program have been obtained for drilling in Greene and Bibb counties. Work is scheduled to begin next week.

“This is a test program aimed at helping define the productive potential of our joint acreage position,” McManus said. “As such, our efforts will involve considerable ‘science.’ We know the investment community is anxious for results, but they are months away. We do not plan to disclose well-by-well results,” McManus added. “Our plans are to work as thoroughly and expediently as possible and to announce our findings when sufficient data has been gathered.”

2007 EARNINGS

Energen’s net income for the year totaled $309.2 million, while 2006 earnings totaled $273.6 million, or $3.73 per diluted share. The prior year included a $34.5 million, or 47 cents per diluted share, gain from the sale of one-half of its acreage position in Alabama shales to Chesapeake Energy Corporation, and a $6.7 million, or 9 cents per diluted share, gain from the settlement of its Enron bankruptcy claim.

Energen Resources Corporation, the Company’s oil and gas exploration and production subsidiary, again was the driver of consolidated earnings growth in 2007. Contributing net income of $273.2 million, Energen Resources benefited from a 19 percent increase in realized sales prices, a 3 percent rise in production to 98.6 Bcfe and an income tax benefit on qualified production. Negatively affecting Energen Resources’ earnings were increased lease operating expense (LOE), including production taxes; higher depreciation, depletion and amortization (DD&A) expense; and greater general and administrative (G&A) expense. Energen Resources’ net income in 2006 totaled $237.6 million and included the $34.5 million gain from the acreage position sale to Chesapeake and the $6.7 million gain from the Enron bankruptcy settlement.

Average Revenues Per Unit of Production, 2007 vs 2006

Commodity	2007	2006	Change
Natural Gas (per Mcf)	$7.77	$6.96	12%
Oil (per barrel)	$64.83	$49.79	30%
NGL (per gallon)	$0.89	$0.66	35%

Production from Continuing Operations, 2007 vs 2006

Commodity	2007	2006	Change
Natural Gas (Bcf)	64.3	62.8	2%
Oil (MBbl)	3,879	3,645	6%
NGL (MMgal)	77.2	76.3	1%
Total (Bcfe)	98.6	95.6	3%

Production from Continuing Operations By Area, 2007 vs 2006 (MMcfe)

Area	2007	2006	Change
San Juan Basin	47,518	44,845	6%
Permian Basin	28,655	27,180	5%
Black Warrior Basin	14,813	15,010	(1)%
Other	7,620	8,557	(11)%

Per-unit LOE in 2007 totaled $2.05. This 6 percent increase year-over-year largely was due to a general rise in field service costs, increased severance taxes, additional compression and increased repairs and work-over expenses. DD&A expense in 2007 increased 13 percent to $1.13 per Mcfe largely due to a decline in 2006 year-end reserve prices and higher development costs.

Alabama Gas Corporation (Alagasco), Energen’s natural gas utility, generated net income of $36.8 million, down slightly from prior-year net income of $37.3 million. This was due largely to revenue reductions under the utility’s rate-setting mechanism designed to bring the utility’s return on average equity for the rate-year within its allowed range of return coupled with less-than-expected fourth quarter sales to the Alagasco’s residential and large commercial and industrial customers.

FOURTH QUARTER RESULTS

For the three months ending December 31, 2007, Energen’s net income totaled $79.4 million, or $1.10 per diluted share. In 2006, consolidated net income totaled $95.1 million, or $1.31 per diluted share, and included the $34.5 million gain (47 cents per diluted share) from the acreage position sale to Chesapeake and the $6.7 million gain (9 cents per diluted share) from the Enron bankruptcy settlement.

Energen Resources’ net income totaled $73.9 million in the fourth quarter of 2007 and compared with $87.6 million in the prior year; 2006 net income included both the Chesapeake and Enron settlement gains.

Energen Resources’ fourth-quarter 2007 realized prices increased 26 percent over the same period a year ago, and production increased 5 percent to 25.3 Bcfe.

Average Revenues Per Unit of Production, 4Q2007 vs 4Q2006

Commodity	2007	2006	Change
Natural Gas (per Mcf)	$7.72	$6.75	14%
Oil (per barrel)	$71.48	$49.89	43%
NGL (per gallon)	$1.00	$0.63	59%

Production from Continuing Operations, 4Q2007 vs 4Q2006

Commodity	2007	2006	Change
Natural Gas (Bcf)	16.6	15.8	5%
Oil (MBbl)	981	908	8%
NGL (MMgal)	19.6	19.3	2%
Total (Bcfe)	25.3	24.0	5%

Per-unit LOE in the fourth quarter of 2007 increased 6 percent to $1.99 per Mcfe largely due to a 30 percent rise in price-related production taxes. Per-unit DD&A expense in the fourth quarter of 2007 increased 13 percent to $1.21 per Mcfe primarily due to higher development costs and increased production.

Alagasco’s natural gas distribution operations reported net income of $5.7 million in the fourth quarter of 2007 as compared with $8.1 million in the same period a year ago; this decrease primarily reflects less-than-expected sales to its residential and large commercial and industrial customers.

2009 EARNINGS GUIDANCE INITIATED

Energen today initiated its 2009 earnings guidance with a range of $4.45-$4.85 per diluted share. Guidance does not include potential property acquisitions, Alabama shales exploration or stock repurchases.

Key assumptions in Energen’s 2009 earnings guidance:

•	Existing hedge position covering approximately 52 percent of estimated 2009 production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $8.00 per Mcf, $80 per barrel and $1.04 per gallon, respectively;

•	Production of 108 Bcfe;

•	Capital spending of $335 million, including approximately $270 million by Energen Resources and $65 million by Alagasco;

•	An average DD&A rate at Energen Resources of $1.36 per Mcfe;

•	LOE at Energen Resources, including production taxes, of $2.24 per Mcfe;

•	General and administrative expense at Energen Resources of 50 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $326 million; and

•	Average diluted shares outstanding of 72.4 million.

2009 Hedge Position Summary

Energen Resources’ 2009 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2009e Production	Hedge %	NYMEXe Price
Natural Gas	39.2 Bcf	69.5 Bcf	56%	$8.71/Mcf
Oil	2.4 MMBbl	4.8 MMBbl	50%	$70.75/barrel
NGL	20.2 MMgal	68.0 MMgal	30%	$1.05/gallon

Energen Resources’ 2009 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	28.4	$1.00 per Mcf	$8.77 per Mcf
NYMEX	10.8	—	$8.55 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	1,980	$5.15 per barrel	$67.93 per barrel
NYMEX	480	—	$82.40 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2009 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2009 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $1.5 million (2.1 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $80.00 per barrel represents an estimated net income impact of approximately $1.3 million (1.8 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $1.04 per gallon represents an estimated net income impact of approximately $260,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

2008 EARNINGS GUIDANCE AFFIRMED

Energen raised its 2008 earnings guidance in mid-December by 30 cents to a new range of $3.95-$4.35 per diluted share and, today, affirmed that earnings range. Guidance does not include potential property acquisitions, Alabama shales exploration or stock repurchases.

Key assumptions in Energen’s 2008 budget are:

•	Existing hedge position covering approximately 74 percent of estimated 2008 production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $7.50 per Mcf, $75 per barrel and 97.5 cents per gallon, respectively;

•	Production of 102 Bcfe;

•	Capital spending of $370 million, including approximately $310 million by Energen Resources and $60 million by Alagasco;

•	An average DD&A rate at ERC of $1.26 per Mcfe;

•	LOE at ERC, including production taxes, of $2.21 per Mcfe;

•	General and administrative expense at ERC of 49 cents per Mcfe;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $312 million; and

•	Average diluted shares outstanding of 72.2 million.

2008 Hedge Position Summary

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Volumes	2008e Production	Hedge %	NYMEXe Price
Natural Gas	49.5 Bcf	67.1 Bcf	74%	$8.54/Mcf
Oil	3.2 MMBbl	4.2 MMBbl	77%	$69.57/barrel
NGL	47.8 MMgal	69.7 MMgal	69%	$0.96/gallon

Energen Resources’ 2008 natural gas and oil hedge positions by hedge type are as follows:

Natural Gas Hedges	Volumes (Bcf)	Assumed Differential	NYMEXe Price
San Juan Basin	30.8	$1.05 per Mcf	$8.55 per Mcf
NYMEX	18.7	—	$8.52 per Mcf

Oil Hedges	Volumes (MBbl)	Assumed Differential	NYMEXe Price
Sour Oil (WTS)	2,483	$5.00 per barrel	$67.81 per barrel
NYMEX	720	—	$75.66 per barrel

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $7.50 represents an estimated net income impact of approximately $600,000 (0.8 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75.00 per barrel represents an estimated net income impact of approximately $475,000 (0.7 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.975 per gallon represents an estimated net income impact of approximately $100,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition, development and exploration of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.75 Tcfe of proved reserves and 1.9 Tcfe of probable and possible reserves in the San Juan, Permian and Black Warrior basins. Alabama Gas Corporation is the largest distributor of natural gas in Alabama. More information is available at http://www.energen.com.